UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

HOME BISTRO, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of incorporation or organization)

27-1517938

(IRS Employer

Identification No.)

4014 Chase Avenue, #212

Miami Beach, FL

(Address of principal executive offices)

33140

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

Common Stock

This registration statement relates to the common stock, par value $0.001 per share (the “Common Stock”), of Home Bistro, Inc., a Nevada corporation (the “Company”).

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. There is no right to cumulative votes in the election of directors.

The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds; however, the current policy of the Company’s Board of Directors is to retain earnings, if any, for operations and growth.

Upon liquidation, dissolution or winding-up, the holders of Common Stock will be entitled to share ratably in all assets that are legally available for distribution.

The holders of Common Stock will have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company’s Board of Directors and issued in the future. The Company has designated a Series A Preferred Stock, a Series B Preferred Stock and a Series C Preferred Stock, each of which has no issued and outstanding shares.

Item 2. Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.A.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 28, 2017).
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2018).
3.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2020).
3.4	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2020).
3.5	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on March 31, 2015).
4.1	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2018).
4.2	Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2018).
4.3	Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2018).
4.4	Amendment to Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2018).
10.1	Form of Lock-Up and Leak-Out Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2020).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 4, 2020

HOME BISTRO, INC.

By:	/s/ Zalmi Duchman
	Name:	Zalmi Duchman
	Title:	Chief Executive Officer

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